SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549




                           FORM 8-K

                        CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(D) OF THE
                     SECURITIES EXCHANGE ACT OF 1934



    Date of Report (Date of earliest event reported):  July 17, 2001


                  DIME COMMUNITY BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)



   Delaware                0-27782                   11-3297463

  (State or other     (Commission File Number)       (IRS Employer
  jurisdiction of                                Identification No.)
  incorporation)



            209 HAVEMEYER STREET, BROOKLYN, NEW YORK   11211
      (Address of principal executive offices, including zip code)

   Registrant's telephone number, including area code: (718) 782-6200



                                  NONE
      (Former name or former address, if changed since last report)

ITEMS 1 THROUGH 6.       NOT APPLICABLE.

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

              EXHIBIT NO.               DESCRIPTION

               99   Text of the conference call of Dime Community
                                   Bancshares, Inc. regarding the release
                                   of earnings for the three months and
                                   fiscal year ended June 30, 2001

ITEM 8.                  NOT APPLICABLE.

ITEM 9.       REGULATION FD DISCLOSURE.

     On July 17, 2001, Dime Community Bancshares, Inc. held a conference call regarding the release of its earnings for the three months and fiscal year ended June 30, 2001. The text of this conference call is attached as Exhibit 99.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              DIME COMMUNITY BANCSHARES, INC.




                    BY:   /s/  KENNETH J. MAHON
                    ___________________________________________
                         Kenneth J. Mahon
                         Executive Vice President and Chief Financial
                         Officer


Dated: July 17, 2001

                              EXHIBIT INDEX




EXHIBIT                  DESCRIPTION

               99   Text of the conference call of Dime Community
                                   Bancshares, Inc. regarding the release
                                   of earnings for the three months and
                                   fiscal year ended June 30, 2001

                          EXHIBIT 99

                                                     EXHIBIT 99

                          DIME COMMUNITY BANCSHARES

                   FOURTH QUARTER/YEAR-END CONFERENCE CALL

                                JULY 17, 2001



STEPHANIE PRINCE



Thank you and good morning everyone. This morning Dime Community Bancshares reported results for the fourth quarter and full year ended June 30, 2001. To discuss these results with you today are Vincent Palagiano, Chairman and CEO, Michael Devine, President and COO, and Kenneth Mahon, Chief Financial Officer.

Any comments made in this call by management, in response to your questions, or as part of their prepared remarks may contain forward-looking information. Such information is subject to risks and uncertainties as described in the Company's press release and in other filings with the SEC.

I'd now like to turn the call over to Vincent Palagiano.  Vincent?

VINCENT PALAGIANO

Thank you stephanie and thank you everyone for joining us this morning to Review our fourth quarter and full year results. As many of you know, This is our first ever conference call with the investment community. We Think we have a great story to tell, and we hope we can excite you as Much as we are excited about our results. I will begin by reviewing the Highlights of the quarter and year, and afterwards ken mahon will review Some of the financial details.

We are pleased to report our fifth consecutive year of record earnings, Highlighted by a strong fourth quarter. Our core focus - multifamily Lending and consumer banking - is a primary reason for our success. We Strongly believe that we serve our customers better than the other banks In our markets, and our results reflect this.

For the fourth quarter ended june 30, our reported earnings increased 26% To $7.1 million. This compares to $5.6 million in the year-ago quarter. Also for the quarter, earnings per diluted share increased 26% to $0.63 Compared to $0.50 per diluted share in the year-ago quarter.

Turning to the full year ended june 30, 2001, dime's reported earnings Increased 13% to a record $25.2 million, compared to $22.4 million during Fiscal 2000. Earnings per diluted share increased 19% to a record $2.26, Compared to $1.90 per diluted share during the previous fiscal year.

Total assets at June 30, increased 8.8% to $2.7 billion compared to $2.5 billion at the end of last year. We have more than tripled the Bank's total assets since our IPO five years ago, and have grown EPS by a compound annual rate of 27%.

Loan originations have picked up again as the Fed has lowered rates. During the quarter ended June 30, we originated $153.0 million in total real estate loans, primarily multifamily. This is a 57% increase over the amount we originated in the same quarter last year. The annualized rate of growth on real estate loans exceeded 18% during the most recent quarter, and the average rate on new real estate loans was 7.21% during that period.

We are also still seeing solid deposit growth. Clearly, our ongoing deposit campaign is proving to be quite successful. Our core deposits at June 30, 2001 increased approximately $77 million during the quarter, to $737 million, compared to $660 million at March 31, 2001. This represents a 46% annualized growth rate in core deposits.

In Total Deposits over the past year, we have seen the deposit volume per branch increase from 68 million dollars to 79 million dollars; that represents a 17% increase in deposits without opening a single new branch.

Our credit quality continues be quite impressive as well. Non-performing loans are up just slightly from March, but actually down 31% from last year, and represent just over a TENTH of one percent of assets at June 30{th}.

Beginning last year, we placed a lot of emphasis on growing market share In the 18 communities where our branches are located. We also wanted to Increase fee income by updating our products and services.

Since then, we have made reasonable investments in technology. This has Given us the ability to offer the same products as much larger banks. We Increased our customer base by over 12%, and our retail fee income by Over 11%.

For example, this year we introduced mastercard's debit card program. To-date we have activated over 18,000 debit cards.

We also gave our customers the ability to do business over the internet. We call our new internet banking channel "dsbwdirect". Balance Inquiries, money transfer, and bill paying are now available to our Customers online in real-time. Combined with our telephone banking Center and voice response system (both of which have been in place for Over five years), we continue to offer state-of-the-art banking for our Customers through any channel they choose.

I was very pleased with the design of the site, and i'd encourage you to Visit the next time you're online, at www.dsbwdirect.com.


By the end of the year we will install software in which all customer information and channel activity will be captured in a data warehouse, which will be used to help our staff cross sell additional products to our customers.

By focusing on what we know best - multifamily lending and consumer banking - we feel we've built a consistent record of success. As evidenced by our solid results, it continues to be a terrific market. And there is still plenty of room for us to grow. In the meantime, we look forward to expanding our franchise and use our business model in new markets when we find the right opportunities.

I'd now like to turn the call over to Kenneth Mahon.  Ken?

KENNETH MAHON

Thank you, Vinny, and thank you everyone for participating this morning.

As you've just heard, last year's results were outstanding. The company Was well on its way to double-digit earnings per share growth even before The federal reserve began to lower rates; but we were aided greatly by The drop in short term rates late in the fiscal year.

Turning first to the Operating Results, Total revenue rose by 7% year-over-year, and by 33% on a linked-quarter basis. We said in last quarter's press release that we had at the time $283 million of short-term borrowings at 6.07% due to reprice in the 4{th} quarter. That re-pricing was completed at an average rate of 4-1/4.

In the next six months, there will be another 256 million dollars of short-term borrowings re-pricing, the cost of which is expected to drop by about 40 basis points.

Net Interest Margin for the 4{th} quarter was 2.85%, which is unchanged from the same quarter last year. However, we prepaid some long-term borrowed funds at a premium during the current quarter, which caused a temporary drop in the Margin. Excluding that transaction, Net Interest Margin for the fourth quarter was 2.93%. We expect to see continued margin expansion going forward.

Operating expenses continue to remain low. Operating expenses, excluding goodwill, were 1.2% of average assets, and rose by only about 3-1/2% year-over-year.

As a result of our strict focus on cost control, Dime has an efficiency ratio of 38%, as compared to our peer group average of 57%.

Turning next to the Balance Sheet,

With 407 million dollars of loan originations last year Dime experienced loan portfolio growth of over 14%, and now has a $1.9 billion loan portfolio. New loans originated last year had an average rate of 7-3/4 percent.

If you've been following the Company since its IPO, you'll notice that last year for the first time we made real progress in raising deposits - other than through acquisition. In the past, we mostly relied on wholesale borrowings for our growth instead of retail deposits.

But  this year, new deposits funded 95% of the Company's growth.   Assets
grew by 9.3%, or $219 million, while deposits grew by $209 million.

This shift in funding is going to continue to have long-term positive benefits for net interest margin, because over the long-term, retail deposits tend to have a lower cost than wholesale borrowed funds.

Non-performing loans totaled only $3.1 million at June 30, 2001, similar to the third quarter, but $1.4 million below the level of a year ago. Non-performing assets represented 0.13% of total assets and loan loss reserves were 506% of total non-performing loans.

I'd like to make two other points before we break for questions.

First, because this Company made two large thrift acquisitions in the last five years using the purchase method of accounting, Dime's `cash earnings' are far larger than its `reported earnings'. Reported earnings were 25.2 million dollars for the year, but cash earnings were almost 8-
  1/2 million dollars higher, at 33.7 million. In other words, cash earnings were 34% higher than reported earnings, increasing tangible book value, and representing a 23% return on tangible equity.

And second, along those lines, as you may have read in our press release, that the way we calculate earnings is about to change as a result of the Business Combination rules adopted by the Financial Accounting Standards Board.

Our feeling is that this reporting change will help investors accurately identify the real earning power of Dime Community Bancshares.

Under the new guidelines, we expect our reported earnings per share will rise in a range of 8 to 10 cents a quarter beginning with the first fiscal quarter of the year, September 2001 (that of course excludes any adjustments that may be required from time to time for possible impairment of Goodwill). In conjunction with adopting the new accounting guidelines, we now expect to report earnings of approximately 70 cents to 72 cents per diluted share for the first quarter ended September 30{th}, barring any material changes in interest rates or credit conditions.

Finally, as we look ahead to the full fiscal year of 2002, we anticipate That market conditions will remain favorable, and we're anticipating Continued success from our deposit marketing programs.

With that we would like to take your questions.  Operator?